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                                                                    EXHIBIT 99.5

             DOBSON COMMUNICATIONS ANNOUNCES SECOND QUARTER CUSTOMER
                                   ADDITIONS

OKLAHOMA CITY - July 17, 2003 - Dobson Communications Corporation (NASDAQ: DCEL) reported today that net subscriber additions for the second quarter ended June 30, 2003 were approximately 13,000, compared with approximately 20,100 net subscribers added for the same period last year and 10,300 in the first quarter of 2003. These totals do not include net subscriber additions for American Cellular Corporation, which is jointly owned by Dobson and AT&T Wireless (NYSE:
AWE).

         During the second quarter, Dobson swapped its two remaining California properties for AT&T Wireless' Anchorage Metropolitan Service Area (MSA) and Alaska Rural Service Area (RSA) 2 properties. Dobson classified the California properties as discontinued operations in the first quarter. The property swap resulted in a net gain of almost 79,000 subscribers for Dobson.

         As of June 30, 2003, Dobson's subscriber base, including the acquired Alaska properties, totaled 867,600.

         Dobson's gross subscriber additions (postpaid) for the second quarter were approximately 40,100, compared with 56,700 gross subscriber additions for the same period last year and 38,700 in the first quarter of 2003. Postpaid customer churn was 1.5 percent for the second quarter of 2003, compared with churn of 1.7 percent for the same period last year and 1.6 percent in the first quarter of 2003.

         Local and preferred calling plans, primarily on two-year contracts, continued to account for a large majority of gross subscriber additions at both Dobson and American Cellular.

         American Cellular's total net subscriber additions were approximately 5,400 for the second quarter ended June 30, 2003, compared with approximately 15,700 for the same period last year and 1,700 in the first quarter of 2003.

         American's postpaid customer churn for the quarter was 1.7 percent, in line with churn for the same quarter last year and compared with 2.0 percent in the first quarter of 2003. Gross subscriber additions (postpaid) were approximately 37,900 for the second quarter, compared with 48,700 gross subscriber additions for the same period last year and 38,500 in the first quarter of 2003.

         Both postpaid and prepaid subscribers are included in net subscriber additions. Gross subscriber additions and churn are reported on a postpaid basis only.

         Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at www.dobson.net.

         Contact: J. Warren Henry
                  Vice President, Investor Relations
                  (405) 529-8820